Exhibit 5.1

August 23, 2017

Precipio, Inc.

4 Science Park

New Haven, CT 06511

Re:    Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to the filing of a Registration Statement on Form S-3 (File No. 333-201907) (as amended or supplemented, the “Registration Statement”) filed on February 5, 2015 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration and offer by Precipio, Inc., a Delaware corporation (the “Company”), of up to $50,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on February 13, 2015. We are delivering this opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 23, 2017 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 6,000 shares (the “Shares”) of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share ( “Preferred Stock”), and (ii) warrants (the “Warrants”) to purchase up to 2,400,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share ( “Common Stock”), covered by the Registration Statement. The Shares and Warrants include an over-allotment option granted to the underwriters of the offering to purchase up to 900 shares of Preferred Stock and/or 360,000 Warrants. The Shares and Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1.	the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable;

AEGIS CAPITAL CORP.

August 23, 2017

2.	the Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company;
3.	assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable; and
4.	assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Shares are converted, the shares of Common Stock issued upon conversion of the Shares, when and if issued upon conversion of the Shares in accordance with the Company’s Certificate of Incorporation and Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP